UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2007

ITC^DeltaCom, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23253	58-2301135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7037 Old Madison Pike

Huntsville, Alabama 35806

(Address of principal executive offices)

Registrant’s telephone number, including area code: (256) 382-5900

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On February 6, 2007, the Board of Directors of ITC^DeltaCom, Inc. (the “Company”) appointed Philip M. Tseng to the Board of Directors effective as of that date. Mr. Tseng was appointed to the Board of Directors pursuant to the Company’s governance agreement with various institutional securityholders, including Special Value Bond Fund II, LLC and Special Value Absolute Return Fund, LLC, which are investment funds affiliated with Tennenbaum Capital Partners, LLC (“TCP”). Under the governance agreement, the foregoing investment funds affiliated with TCP and their permitted transferees (the “TCP Funds”) have been granted the right to designate two individuals for appointment or nomination for election to the Company’s Board of Directors. The TCP Funds are entitled to designate two members of the Company’s Board of Directors until such time as they no longer beneficially own at least approximately 1,334,000 shares of common stock. Thereafter, the TCP Funds will be entitled to designate one director until such time as the TCP securityholders cease to beneficially own common stock representing at least 1% of the Company’s outstanding voting power. Mr. Tseng, who is a Principal of TCP, fills a vacancy created by the resignation on November 6, 2006 of Steven C. Chang, who had served as a designee of the TCP Funds since August 1, 2005. The TCP Funds entered into the governance agreement on July 26, 2005 in connection with the closing on that date of the Company’s issuance and sale of first lien, senior secured notes due 2009 in the aggregate principal amount of $209 million and third lien, senior secured notes due 2009 in the aggregate principal amount of $50.8 million to the TCP Funds and other institutional investors.

Mr. Tseng, age 30, is a Principal of TCP, a private investment firm, where he has worked since July 2004. Before joining TCP, from January 2000 to June 2002, Mr. Tseng was employed with Credit Suisse First Boston, an international investment banking firm, in the technology group and, from August 1998 to January 2000, with Deutsche Banc Alex Brown, an international investment banking firm, in the telecommunications group.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2007	ITC^DELTACOM, INC.

	By:	/s/ J. Thomas Mullis
J. Thomas Mullis
Senior Vice President-Legal and Regulatory (Duly Authorized Officer)